EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                              For The Quarter Ended For         The Nine Months Ended
                                           September 30,   September 30,    September 30,    September 30,
                                                2001           2000             2001             2000

Number of shares on which basic earnings per share is calculated:

Average outstanding during period ....      87,112,594       37,085,000       87,112,594       37,085,000

Add - Incremental shares under
     convertable debt ................      15,746,055                        15,746,055

Add - Incremental shares associated
     with warrants ...................         166,666                           166,666

Number of shares on which diluted
     earnings per share is calculated      103,025,315       37,085,000      103,025,315       37,085,000
                                         =============    =============    =============    =============

Net income on which diluted
     earnings per share is calculated    $    (100,675)   $  (3,430,096)   $  (2,355,374)   $  (4,244,761)
                                         =============    =============    =============    =============

Earnings per share of common stock:
     Assuming dilution ...............   $       (0.00)   $       (0.09)   $       (0.02)   $       (0.11)
     Basic ...........................   $       (0.00)   $       (0.09)   $       (0.03)   $       (0.11)
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